BROWN & WOOD LLP
                             One World Trade Center
                          New York, New York 10048-0557
                            Telephone (212) 839-5300
                            Facsimile (212) 839-5599

                                                July 30, 1999

Nomura Pacific Basin Fund, Inc.
180 Maiden Lane
New York, NY  10038

Ladies and Gentlemen:

      This opinion is furnished in connection with the registration by Nomura Pacific Basin Fund, Inc., a Maryland corporation (the "Fund"), of an indefinite number of shares of its common stock, designated Class A, Class B, and Class Z, par value $.10 per share (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-1A (File No. 2-96612), as amended (the "Registration Statement").

      As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Amended and Restated Articles of Incorporation of the Fund, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

                                          Very truly yours,

                                             /s/ BROWN & WOOD LLP